Exhibit 10.1
RETENTION AGREEMENT
     THIS RETENTION AGREEMENT (this “Agreement”) is made by and between Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), and Charles A. Meloy (“Executive”), as of August 2, 2010 (“Effective Date”).
     WHEREAS, the Company values the contributions of the Executive and desires that the Executive continue his employment at least for a two-year period ending on August 2, 2012 (“Retention Period”).
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:
     1. Retention Payment. The Company shall pay to Executive an amount in cash equal to $5,000,000 (“Retention Payment”), less applicable taxes, within 15 days of the Effective Date, subject to the terms and conditions set forth herein. The Retention Payment shall not be treated, to the fullest extent permitted by law, as salary or other compensation for purposes of increasing the amount of benefits under any employee benefit plan or arrangement of the Company or any of its affiliates, including, without limitation, the calculation of severance pay, pension benefits, savings benefits, disability benefits and life insurance benefits.
     2. Resignation without Good Reason; Terminable for Cause. In the event Executive resigns (including retirement) without Good Reason (as defined below) or is determined by the Board of Directors (“Board”) to be terminable by the Company or any of its affiliates for Cause (as defined below) at any time during the Retention Period, Executive shall return to the Company a portion of the Retention Payment or otherwise pay to the Company an amount in cash as set forth in the schedule below, with said amount (without any reduction for taxes paid by Executive on said Retention Payment) to be due and payable to the Company within 30 days following such termination of employment.

If Executive resigns without Good Reason or is determined by the Board to be terminable for Cause during the applicable period set forth below:	Executive shall return or otherwise pay to the Company an amount equal to:

Effective Date to December 31, 2010	100% of the Retention Payment, or $5,000,000

January 1, 2011 to June 30, 2011	75% of the Retention Payment, or $3,750,000

July 1, 2011 to December 31, 2011	50% of the Retention Payment, or $2,500,000

January 1, 2012 to last day of Retention Period	25% of the Retention Payment, or $1,250,000

a. For purposes of this Agreement, “Cause” shall have the same meaning as “Cause” under Section 5(c) of the Key Employee Change of Control Contract (the form of which has been filed with the Securities and Exchange Commission (“SEC”) on March 18, 1998, with the first amendment filed with the SEC on November 13, 2000 and with the second amendment filed with the SEC on August 11, 2003) (“COC Agreement”). In addition, “Cause” shall also mean fraud or embezzlement relating to the Company or any of its affiliates, as determined by the same process as provided in Section 5(c) of the COC Agreement.
b. For purposes of this Agreement, “Good Reason” shall be, in all circumstances of this definition and only following a Change of Control (as defined in Section 2 of the COC Agreement), the same meaning as “Good Reason” under Section 5(d) of the COC Agreement.
     3. Other Terminations of Employment. In the event Executive’s employment with the Company and its affiliates terminates during the Retention Period by reason of Executive’s death, permanent and total disability (as determined for purposes of eligibility for disability benefits under the Company’s long-term disability plan applicable to Executive), or involuntary termination by the Company without Cause, Executive shall not be required to return any portion of the Retention Payment to the Company.
     4. Offset Against Severance Pay. In the event Executive is entitled during the Retention Period to receive severance pay under any plan (including any amounts that may be payable under Section 6 (a)(i)(A) and (B) of the COC Agreement), agreement or established practice of the Company or any of its affiliates, the amount of Retention Payment that Executive received and did not return to the Company pursuant to Paragraphs 2 and 3 above shall be applied as an offset against the amount of severance pay owed by the Company or any of its affiliates and shall thereby reduce the amount of any such severance payment. In the event the remaining Retention Payment amount is greater than the severance payment, then any and all remaining repayment obligation under Paragraph 2 shall terminate. Further, in the event the Executive is terminated whereby he would otherwise be entitled to receive severance benefits but for the fact of the offset described in this Paragraph, then Executive shall be required to comply with the terms and conditions of such applicable severance arrangement, including the execution of the applicable release (with the consideration under this Agreement being due consideration for such release). Except for the Company’s right to offset severance pay as set forth above, the Company shall not otherwise be entitled to offset the amount of Retention Payment retained by Executive against any other amounts owed by the Company or any of its affiliates to Executive, including, without limitation, any amounts owed under the Anadarko Petroleum Corporation Deferred Compensation Plan, Anadarko Petroleum Corporation Savings Restoration Plan, Anadarko Retirement

Restoration Plan, Kerr-McGee Corporation Benefits Restoration Plan, and/or any similar deferred compensation or non-qualified retirement benefit plan or agreement.
     5. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company, its predecessors, or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) (referred to herein as “Confidential Information”). Following the termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. Also, within five (5) days after the termination of Executive’s employment for any reason, Executive shall return to Company all documents and other tangible items containing Company information which are in Executive’s possession, custody or control.
     6. Nonsolicitation. As part of the consideration for the Retention Payment to be paid to Executive hereunder; to protect the Confidential Information that has been and will in the future be disclosed or entrusted to Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree to the nonsolicitation obligations herein. Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business, induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, unless such employee has terminated employment with the Company and its affiliates before such solicitation. These nonsolicitation obligations shall apply during the period that Executive is employed by the Company and during the one-year period commencing on the date of Executive’s termination of employment for any reason. Notwithstanding the foregoing, the provisions of this Paragraph 6 shall not restrict the ability of the Company to take actions with respect to the employment or the termination of employment of any of its employees, or for Executive to participate in any such actions in his capacity as an officer of the Company.
     7. Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to the Company pursuant to this and other agreements with Executive.
     8. Reformation and Severability. It is expressly understood and agreed that the Company and Executive consider the restrictions contained in Paragraphs 5, 6 and 7 to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. Further, if a court of competent jurisdiction determines that any other provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     9. No Right To Employment. Nothing in this Agreement provides or shall be construed as proving Executive with any right to employment with the Company, and Company may terminate the employment of Executive at any time.
     10. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile with printed confirmation, via email with acknowledgement, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, Texas 77380

Attention: Senior Vice President, General Counsel and Chief Administrative Officer

If to the Executive:	Charles A. Meloy [ ] [ ]
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     11. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without reference to principles of conflict of laws.

     12. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     14. Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
     15. Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     16. Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     17. Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.
     18. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     19. Term. This Agreement has a term co-extensive with the Retention Period. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Paragraphs 4, 5, 6 and 7 shall survive any termination of the employment relationship and/or of this Agreement.
     20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written, to be effective as of the Effective Date.

ANADARKO PETROLEUM CORPORATION
By:	/s/ R. A. Walker
	Name:	R. A. Walker
	Title:	President & Chief Operating Officer

/s/ Charles A. Meloy
Charles A. Meloy